Neuralstem, Inc.
Lock-up Agreement

Neuralstem, Inc.
9700 Great Seneca Highway
Rockville, MD 20850

T.R. Winston & Company, LLC
1999 Avenue of the Stars, Suite 2530
Los Angeles, CA 90067

Dear Sirs:

Neuralstem, Inc. ("Neuralstem" or the "Company") has advised me that it is seeking to register certain of its shares of common stock, $.001 par value (the "Common Stock") under Form SB-2 or such other appropriate form (the "Registration Statement") with the Securities and Exchange Commission ("SEC") and that I may be eligible under certain exemptions to sell shares of Common Stock of Neuralstem held by me after the Registration Statement is declared effective by the SEC.

I have also been advised that as a condition to closing of a Company private placement, the shares of which will become the subject of the Registration Statement, I have been requested by the Company and T.R. Winston & Company, LLC to accept restrictions which will be in lieu of the restrictions which would otherwise be imposed on me as the holder of restricted securities under SEC Rule 144 and that the restrictions set forth below could result in greater or lesser freedom to sell my Common Stock during the 12 months following the effectiveness of the Registration Statement, than those imposed by Rule 144.

I also understand that if I do not choose to agree to such restrictions, such private placement and the offering contemplated by the Registration Statement will not go forward.

Accordingly, after due consideration and such consultation with counsel or other professionals as I have deemed appropriate, I hereby agree that the shares of Common Stock (including Common Stock issuable to me upon exercise or conversion of other Company securities), of Neuralstem held of record or beneficially by me shall be subject to a "Lock Up" which limits the sale or delivery thereof on the following terms:

> For a period of 12 months following the effectiveness of the Registration Statement, none of my shares of Common Stock of Neuralstem shall be released from the Lock Up unless permitted by the Company's placement agent, T.R. Winston & Company, LLC.
>
> The number of shares listed below constitutes all shares of Common Stock held beneficially or of record by me.
>
> The Lock Up restrictions hereunder shall be lifted 12 months from the effective date of the Registration Statement

I hereby authorize the Company during the Lock-Up period to cause any transfer agent for the Common Stock to decline to transfer, and to note stop transfer restrictions on the stock register and other records relating to, Common Stock for which I am the record holder and, in the case of Common Stock for which I am the beneficial but not the record holder, agree during the Lock-Up period to cause the record holder to cause the transfer agent to decline to transfer, and to note stop transfer restrictions on the stock register and other records relating to, such Common Stock.

I hereby represent and warrant that I have full power and authority to enter into this Agreement and that this Agreement constitutes the legal, valid and binding obligation of the undersigned, enforceable in accordance with its terms. Upon request, I will execute any additional documents necessary in connection with enforcement hereof. Any obligations of the undersigned shall be binding upon my successors and assigns from the date first above written.

This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to the conflicts of laws principles thereof. Delivery of a signed copy of this letter by facsimile transmission shall be effective as delivery of the original hereof.

Very truly yours,

(Signature)

(Print name)

Date:

Number of Shares of Common Stock held beneficially or of record:

Number of Shares of Common Stock underlying other securities held beneficially or of record: ______________________